INVESTMENT ADVISORY AGREEMENT
            AGREEMENT made as of November 14, 2014 between New Alternatives Fund (the "Fund"), a series of shares of New Alternatives Fund, a Delaware statutory trust (the "Trust"), and Accrued Equities, Inc., a New York corporation (the "Investment Advisor").
            WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and
            WHEREAS, the Trust desires to retain the Investment Advisor to furnish investment advisory services to the Fund and the Investment Advisor is willing to so furnish such services;
            NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:
            1.	Appointment.  The Trust hereby appoints the
Investment Advisor to act as investment advisor to the Fund for the period and on the terms set forth in this Agreement. The Investment Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.
            2.	Management.  Subject to the supervision of the
Trust's Board of Trustees, the Investment Advisor will perform the following services:
      (i)	Provide a continuous investment program and
strategy for the Fund, including investment research
and management with respect to all securities and
investments and cash equivalents in the Fund,
determining from time to time what securities and
other investments will be invested, reinvested, owned,
held or traded by the Fund.  The Investment Advisor
will provide this service under this Agreement in
accordance with the Fund's investment objective,
policies and restrictions as stated in the Prospectus
and resolutions of the Fund's Board of Trustees
adopted from time to time;
      (ii)	The Investment Advisor shall, to the extent
requested by the Board of Trustees, provide the
personnel to act as officers of the Trust and pay the
salaries of such officers;
      (iii)	Transmit information concerning
purchases and sales of the Fund's portfolio securities
to the custodian for proper settlement;
      (iv)	Supply the Trust and its Board of Trustees
with reports and statistical data as requested; and
      (v)	Prepare a quarterly brokerage allocation
summary and monthly security transaction listing for
the Fund.
            3.	Other Covenants.
            The Investment Advisor further agrees that:
      (i)	It will conform with all applicable Rules
and Regulations of the U. S. Securities and Exchange
Commission;
      (ii)	It will place orders pursuant to its
investment determinations for the Fund either directly
with the issuer or with any broker or dealer.  In
executing portfolio transactions and selecting brokers
or dealers, the Investment Advisor will use its best
efforts to seek on behalf of the Fund the best overall
terms available.  In assessing the best overall terms
available for any transaction, the Investment Advisor
shall consider all factors that it deems relevant,
including the breadth of the market in the security,
the price of the security, the financial condition and
execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In
evaluating the best overall terms available, and in
selecting the broker dealer to execute a particular
transaction, the Investment Advisor may also consider
the brokerage and research services (as those terms
are defined in Section 28(e) of the Securities
Exchange Act of 1934) provided to the Fund and/or
other accounts over which the Investment Advisor or an
affiliate of the Investment Advisor exercises
investment discretion.  The Investment Advisor is
authorized to pay to a broker or dealer who provides
such brokerage and research services a commission for
executing a portfolio transaction for the Fund which
is in excess of the amount of commission another
broker or dealer would have charged for effecting that transaction if, but only if, the Investment Advisor determines in good faith that such commission was
reasonable in relation to the value of the brokerage
and research services provided by such broker or
dealer, viewed in terms of that particular transaction
or in terms of the overall responsibilities of the
Investment Advisor to the Fund.  The Investment
Advisor will make investment decisions for the Fund independently from those of other clients of the
Investment Advisor.  However, the same security may be
held in the portfolio of more than one client when the
same security is believed suited for the investment
objectives of more than one client.  Should two or
more clients of the Investment Advisor simultaneously
be engaged in the purchase or sale of the same
security, to the extent possible, the transactions
will be allocated as to price and amount in a manner
fair and equitable to each client;
      (iii)	It will maintain or supervise the
maintenance of all books and records with respect to
the securities transactions of the Fund and will
furnish the Trust's Board of Trustees with such
periodic and special reports as the Board may request;
and
      (iv)	It will treat confidentially and as
proprietary information of the Trust all records and
other information relative to the Fund and prior,
present or potential shareholders, and will not use
such records and information for any purpose other
than performance of its responsibilities and duties
hereunder (except after prior notification to and
approval in writing by the Trust, which approval may
not be withheld where the Investment Advisor would be
exposed to civil or criminal contempt proceedings for
failure to comply, when requested to divulge such
information by duly constituted authorities, or when
so requested by the Trust).
            4.	Services Not Exclusive.  The investment
management services furnished by the Investment Advisor hereunder are deemed not to be exclusive, and the Investment Advisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. The Investment Advisor will for all purposes herein be deemed to be an independent contractor and will, unless otherwise expressly authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed to be its agent.
            5.	Books and Records.  In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Investment Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Investment Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-i under the 1940 Act, and to permit the Trust access to the Investment Advisor's records upon the Trust's request.
            6.	Expenses.
      (i)	During the term of this Agreement, the
Investment Advisor will pay all expenses incurred by
it in connection with its activities under this
Agreement.  The Investment Advisor, at the expense of
the Trust, may lease office space and provide office furnishings, facilities and equipment as may be reasonably required for managing and administering the operations of the Fund. Other Fund expenses include supplies and customary clerical and professional
services.
      (ii)	The Fund will bear all of its own expenses
not specifically assumed by the Investment Advisor.
In addition to the investment advisory fee, the Trust
or the Fund pays other operating expenses including,
among others, taxes, brokerage commissions, fees of
Trustees who are not affiliated with the Advisor,
securities registration fees, charges for custodians,
regulatory administration services and transfer agent
services, blue sky filing fees, dividend disbursing
and reinvestment expenses, auditing and legal
expenses, the fees for filing and printing
prospectuses sent to existing shareholders and the
fees for filing and printing shareholder reports.
            7.	Compensation.  For the services provided to the
Fund pursuant to this Agreement, the Trust will pay to the Investment Advisor and the Investment Advisor will accept as full compensation therefor, a fee accrued daily and payable monthly, in arrears, at the annual rate of 1.00% of the first $25 million of average daily net assets; 0.50% of the next $475 million of average daily net assets; and 0.40% of average daily net assets more than $500 million.
            8.	Limitation of Liability.  The Investment Advisor
shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Advisor in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Investment Advisor, who may be or become an officer, director, employee or agent of the Trust, shall be deemed, when rendering service to the Fund or acting on any business of the Fund (other than services or business in connection with the Investment Advisor's duties as investment advisor hereunder), to be rendering such services to or acting solely, for, the Trust and not as an officer, partner, employee or agent or one under the control or direction of the Investment Advisor even though paid by it.
            9.	Duration and Termination.  This Agreement will
become effective on the date first written above, and unless sooner terminated as provided herein, shall continue in effect until June 30, 2015. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund), or by the Investment Advisor on sixty days' written notice. This Agreement will immediately and automatically terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)
            10.	Amendment of this Agreement.  No provision of
this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund.
            11.	Miscellaneous.  Any notice made pursuant to this
Agreement shall be given in writing, addressed and delivered or mailed postage prepaid, return-receipt requested, to the other party to this Agreement at its principal place of business. Notice given by a party's attorney shall be deemed to be notice given by the party. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.
            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.
NEW ALTERNATIVES FUND
By:

Name:  David J.
Schoenwald
Title:  Chairperson and
President
ACCRUED EQUITIES, INC.
By:

Name:  David J.
Schoenwald
Title:  Chairperson and
President

New Alternatives Fund
12/31/14 N-SAR
Sub-Item 77Q(1)(e)


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